UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2013

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Convertibility of Series 2012 Notes

On June 20, 2013, PDL BioPharma, Inc. (the Company) delivered notice to holders of its 2.875% Series 2012 Convertible Senior Notes due February 15, 2015 (the Notes), that the Notes will be convertible during the quarter ending September 30, 2013.

The test for convertibility was met when the closing price of PDL’s common stock exceeded the conversion threshold price of approximately $7.37 (130% of the conversion price) for at least 20 days during the 30 consecutive trading days that will end on June 30, 2013. Accordingly, the Notes are convertible at the option of the holder during the quarter ending September 30, 2013.

The Notes are convertible at a rate of 176.389 shares of the Company’s common stock per $1,000 principal amount of the Notes, or approximately $5.67 per share. The terms of the Notes include a net share settlement feature, meaning that if a conversion occurs, the principal amount will be settled in cash and the excess will be settled in shares of the Company’s common stock.

As of June 20, 2013, $179.0 million in aggregate principal amount of the Notes was outstanding.

PDL will perform the test for convertibility of the Notes during the fourth quarter of 2013 during the 30 consecutive trading days that will end on September 30, 2013.

Cautionary Statements

This filing and the Company’s statements herein include and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could impair the Company’s royalty assets or business and limit the Company’s ability to pay repay its debt are disclosed in the “Risk Factors” contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, as updated by subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/Peter S. Garcia
Peter S. Garcia
Vice President and Chief Financial Officer

Dated: June 20, 2013